Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Investor Relations — Anne Bork
(248) 447-1624

Media — Andrea Puchalsky
(248) 447-1651

Lear Provides 2005 Financial Guidance,
Increases Sales Backlog and
Raises Quarterly Dividend

     Southfield, Mich., January 13, 2005 — Lear Corporation [NYSE: LEA] today provided 2005 financial guidance, announced an increase in its three-year sales backlog to $3.8 billion and raised its quarterly dividend by 25% to $0.25 per share.

     For 2005, Lear’s planning assumption for industry vehicle production is a range of 15.7 to 16.0 million units in North America and a range of 18.3 to 18.6 million units in Europe, both roughly in line with 2004. Lear expects record worldwide net sales in 2005 of $17.6 to $18.0 billion, reflecting primarily the addition of new business globally.

     Lear anticipates 2005 net income to be in the range of $5.00 to $6.00 per share. Capital spending is forecasted in the range of $425 to $475 million, to support new sales growth. Free cash flow is expected to be approximately $250 million, which includes the negative impact of changes in customer payment terms. Lear’s effective tax rate is expected to be in the range of 25% to 27%.

     Lear’s three-year sales backlog improved by $750 million to $3.8 billion, reflecting the addition of new business globally. The next quarterly dividend of $0.25 per share is payable on March 14, 2005, to shareholders of record at the close of business on February 25, 2005.

     “Our 2005 outlook reflects another year of record sales, driven by our commitment to improve product quality and customer satisfaction,” said Bob Rossiter, Lear Chairman and Chief Executive Officer. “We are working hard to offset the adverse effects of rising raw material prices and an uncertain production environment, and the increase in our dividend reflects the company’s confidence in the long-term outlook for the business.”

     Lear’s management will discuss the 2005 outlook and related financial matters in further detail on Thursday, January 13, 2005, at 3:00 p.m. EST as part of the Auto Analysts of New York 2005 Detroit Auto Conference. Interested parties can access a live audio webcast of the presentation at Lear’s website at www.lear.com. A replay of the presentation will be available immediately following the live presentation and will be archived for one month.

     Lear Corporation, a FORTUNE 500 company headquartered in Southfield, Michigan, USA, focuses on integrating complete automotive interiors, including seat systems, interior trim and electrical systems. Further information about Lear and its products is available on the internet at www.lear.com.

Use of Non-GAAP Financial Information

     The Company has provided a forecast in this news release of “free cash flow” (a non-GAAP financial measure). Free cash flow represents net cash provided by operating activities before the net change in sold accounts receivable, less capital expenditures. The Company believes it is appropriate to exclude the net change in sold accounts receivable in the calculation of free cash flow since the sale of receivables may be viewed as a substitute for borrowing activity.

     Management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt. Further, management uses free cash flow for planning and forecasting in future periods.

     Free cash flow should not be considered in isolation or as a substitute for net income, net cash provided by operating activities or other cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and therefore, does not reflect funds available for investment or other discretionary uses. Also, free cash flow, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies.

     For a reconciliation of historical free cash flow to net cash provided by operating activities, see the Auto Analysts of New York 2005 Detroit Auto Conference presentation which, together with this press release, has been posted on the Company’s website at www.lear.com.

Forward-Looking Statements

     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties, including but not limited to, general economic conditions in the markets in which the Company operates, including changes in interest rates and fuel prices, fluctuations in the production of vehicles for which the Company is a supplier, labor disputes involving the Company or its significant customers or suppliers or that otherwise affect the Company, the Company’s ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions, the outcome of customer productivity negotiations, the impact and timing of program launch costs, the costs and timing of facility closures or similar actions, increases in the Company’s warranty or product liability costs, risks associated with conducting business in foreign countries, fluctuations in foreign exchange rates, adverse changes in economic conditions or political instability in the jurisdictions in which the Company operates, competitive conditions impacting the Company’s key customers, raw material cost and availability, the Company’s ability to mitigate the significant impact of recent increases in raw material prices, the Company’s ability to successfully integrate the recently acquired terminals and connectors operations, the outcome of legal or regulatory proceedings to which the Company is or may become a party, unanticipated changes in free cash flow and other risks described from time to time in the Company’s Securities and Exchange Commission filings.

     This press release also contains information on the Company’s sales backlog. The Company’s incremental three-year sales backlog reflects: anticipated net sales from formally awarded new programs, less net sales from phased-out and cancelled programs. The calculation of backlog does not reflect customer price reductions on existing or newly-awarded programs. The three-year backlog may be impacted by various assumptions embedded in the calculation, including vehicle production levels on new and replacement programs, foreign exchange rates and the timing of major program launches.

     In addition, the 2005 per share earnings guidance is based on an assumed 74 million shares outstanding, including approximately 4.8 million shares related to our outstanding contingent convertible debt.

     The forward-looking statements in this press release are made as of the date hereof, and the Company does not assume any obligation to update them.

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